UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

Your Event, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53164

Nevada	26-1375322
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4-22-10 Ebisu, Shibuya-ku Tokyo, Japan	1500013
(Address of principal executive offices)	(Zip Code)

81-3-3478-2830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Certain Relationships and Related Party Transactions

The management of the Company has entered into discussions with some Japanese business leaders in order to expand its business base by acquiring two Japanese companies. One business conducts event planning activities and the other business operates restaurants. Both business entities are controlled by the Company’s largest shareholder. The acquisitions are scheduled to take place upon available financing and completion of audited financials of these entities as required by the U.S. Securities & Exchange Commission.

Your Event, Inc. plans to conduct a Reg S offering with non-U.S. citizens, whereby the funds raised through this offering will be used to purchase these two entities as subsidiaries of the Company. There are no assurances that the Company will be successful in raising the required funds.

Required Audit

The two Japanese businesses to be purchased have yet to complete an audit of their financial condition by a Public Company Accounting Oversight Board (“PCOAB”) auditor. Their current owners have engaged a PCOAB auditor to begin the audit process. It is undetermined, at this time, if either entity may be able to maintain an effective system of internal controls and accurately report its financial results or prevent fraud, whereby their operating results and their reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for to raise additional capital in the future.

Failure to obtain a financial audit by a PCOAB auditor will preclude these business entities from being acquired by Your Event. If these business entities are unable to perform the required financial audits, Your Event will not be able to proceed in acquiring these business entities. However, if the required audits can be performed as required by the U.S. Securities and Exchange Commission, Your Event plans to acquire these entities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Your Event, Inc. Registrant

Date: May 28, 2012	/s/ Mitsuhiro Matsumoto
Name: Mitsuhiro Matsumoto
Title: Secretary and Director